Exhibit 99.1

Marriott International Update on Starwood Reservation Database Security Incident

BETHESDA, MD, July 9, 2019 – Marriott International announced that the UK Information Commissioner’s Office (ICO) has communicated its intent to issue a fine in the amount of £99,200,396 against the company in relation to the Starwood guest reservation database incident that Marriott announced on November 30, 2018. Marriott has the right to respond before any final determination is made and a fine can be issued by the ICO. The company intends to respond and vigorously defend its position.

Marriott International’s President and CEO, Arne Sorenson, said: “We are disappointed with this notice of intent from the ICO, which we will contest. Marriott has been cooperating with the ICO throughout its investigation into the incident, which involved a criminal attack against the Starwood guest reservation database.

“We deeply regret this incident happened. We take the privacy and security of guest information very seriously and continue to work hard to meet the standard of excellence that our guests expect from Marriott.”

The Starwood guest reservation database that was attacked is no longer used for business operations.

For more information about the Starwood guest reservation database incident, please visit https://info.starwoodhotels.com/

About Marriott International

Marriott International, Inc. (NASDAQ: MAR) is based in Bethesda, Maryland, USA, and encompasses a portfolio of more than 7,000 properties under 30 leading brands spanning 131 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts all around the world. The company now offers one travel program, Marriott Bonvoy™, replacing Marriott Rewards®, The Ritz-Carlton Rewards®, and Starwood Preferred Guest®(SPG). For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com. In addition, connect with us on Facebook and @MarriottIntl on Twitter and Instagram.

Contacts:

Jeff Flaherty

301-380-6954

NewsRoom@marriott.com

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